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                                               U.S. SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL

                                                        WASHINGTON, DC 20549                           -----------------------------
----------                                                                                              OMB Number:       3235-0104
  FORM 3                                                                                                Expires: September 30, 1998
----------                             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          Estimated average burden
                                                                                                        hours per response..... 0.5
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                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
                                              Statement
                                              (Month/Day/Year)              Freedom Securities Corporation (FSI)
  McKay,         Kevin            J.             4/1/98                  ___________________________________________________________
________________________________________                                 5. Relationship of Reporting        6. If Amendment, Date
 (Last)         (First)        (Middle)                                     Person to Issuer                    of Original
                                           ____________________________     (Check all applicable)              (Month/Day/Year)
                                           3. IRS or Social Security
                                              Number of Reporting                 Director        10% Owner  _______________________
 One World Financial Center                   Person,                       -----           -----            7. Individual or Joint/
________________________________________      (Voluntary)                     X   Officer         Other         Group Filing (Check
                (Street)                                                    ----- (give     ----- (specify      applicable line)
                                                                                  title           below)       X   Form filed by
                                                                                  below)                     ----- One Reporting
                                                                                                                   Person
                                                                           Executive Vice President and      ----- Form filed by
                                                                           General Counsel                         More than One
 New York         NY              10281                                                                            Reporting Person
____________________________________________________________________________________________________________________________________
 (City)         (State)           (Zip)                 TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
====================================================================================================================================
 1. TITLE OF SECURITY                         2. AMOUNT OF SECURITIES         3. OWNERSHIP FORM:         4. NATURE OF INDIRECT
    (INSTR. 4)                                   BENEFICIALLY OWNED              DIRECT (D) OR              BENEFICIAL
                                                 (INSTR. 4)                      INDIRECT (I)               OWNERSHIP (INSTR. 5)
                                                                                 (INSTR. 5)
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 Common Stock                                         78,538                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                                                                                                                              (Over)
                                                                                                                      SEC 1473(7-96)


FORM 3 (CONTINUED)                                            TABLE II

                                        DERIVATIVE SECURITIES BENEFICIALLY OWNED(E.G., PUTS,
                                          CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________

 1. TITLE OF DERIVATIVE  2. DATE EXERCI-     3. TITLE AND AMOUNT OF         4. CONVER-      5. OWNERSHIP     6. NATURE OF INDIRECT
    SECURITY (INSTR. 4)     SABLE AND           SECURITIES UNDERLYING          SION OR         FORM OF          BENEFICIAL OWNERSHIP
                            EXPIRATION DATE     DERIVATIVE SECURITY            EXERCISE        DERIVATIVE       (INSTR. 5)
                            (MONTH/DAY/YEAR)    (INSTR. 4)                     PRICE OF        SECURITY:
                                                                               DERIVATIVE      DIRECT
                                                                               SECURITY        (D) OR
                         _________________________________________________                     INDIRECT (I)
                         DATE      EXPIRA-                       AMOUNT OR                     (INSTR.5)
                         EXERCI-   TION             TITLE        NUMBER
                         SABLE     DATE                          OF SHARES
____________________________________________________________________________________________________________________________________

 Time-Vested
  Stock Options           (1)     1/31/07     Common Stock        9,599           $5.50             D
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 Company Performance
  Stock Options           (2)     5/31/06     Common Stock       19,489           $5.50             D
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Explanation of Responses:
(1) Of the 9,599 Time-Vested Stock Options, 20% have vested as of the filing of this Form and an additional 20% will vest each of the next four years.
(2) Of the 19,489 Company Performance Options, 20% have vested as of the filing of this Form and the remaining options will vest based upon the attainment of certain predetermined Company performance criteria.


                                                                                  /s/ Kevin J. McKay                    4-1-98
**Intentional misstatements or omissions of facts constitute Federal Criminal   ________________________________   _________________
  Violations.                                                                   **Signature of Reporting Person          Date
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                      SEC 1473(7-96)